SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

[  ] Preliminary information statement.

[  ] Confidential, for Use of the Commissioner Only (as permitted by Rule 14c-5(d)(2)).

[X] Definitive information statement.

Financial Investors Trust

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[  ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1) Title of each class of securities to which transaction applies: N/A

(2) Aggregate number of securities to which transaction applies: N/A

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A

(4) Proposed maximum aggregate value of transaction: N/A

(5) Total fee paid: $0

[  ] Fee paid previously with preliminary materials. N/A

[  ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid: N/A

(2) Form, Schedule or Registration Statement No.: N/A

(3) Filing Party: N/A

(4) Date Filed: N/A

IMPORTANT NEWS ABOUT THE HIGHLAND RESOLUTE FUND

May 7, 2021

Dear Shareholders:

The Board of Trustees of Financial Investors Trust (the “Board”) has taken the following action with respect to the Highland Resolute Fund (the “Fund”):

The Board has approved a new-sub-advisory agreement with Parametric Portfolio Associates LLC (“Parametric”), a sub-adviser to the Fund.

The next few pages of this package feature more information about the new sub-advisory agreement with Parametric. Please take a few moments to read them. Call us at (855) 268-2242 if you have any questions.

On behalf of the Board of Trustees, I thank you for your continued investment in the Fund.

Sincerely,

President
Financial Investors Trust

FINANCIAL INVESTORS TRUST

INFORMATION STATEMENT
TO SHAREHOLDERS OF HIGHLAND RESOLUTE FUND

This document is an Information Statement and is being furnished to shareholders of Highland Resolute Fund (the “Fund”), a series of Financial Investors Trust (the “Trust”), in lieu of a proxy statement pursuant to the terms of an exemptive order issued to the Trust and Highland Associates, Inc. (“Highland”) by the U.S. Securities and Exchange Commission (the “SEC”). Highland serves as the investment adviser for the Fund. The exemptive order permits Highland, subject to the supervision and approval of the Board of Trustees of the Trust (the “Board”), to employ unaffiliated sub-advisers, terminate sub-advisers, and modify sub-advisory agreements with unaffiliated sub-advisers without prior approval of the Fund’s shareholders.

As a condition of the SEC exemptive order, Highland and the Trust are required to furnish shareholders of the Fund with information about new sub-advisers and/or changes to the existing sub-advisory agreements. This Information Statement provides such notice of the Board’s approval of a new sub-advisory agreement with Parametric Portfolio Associates LLC (“Parametric”) on behalf of the Fund.

This Information Statement is being mailed on or about May 7, 2021, to shareholders of the Fund as of April 9, 2021 (the “Record Date”). Please note that only one Information Statement may be delivered to two or more shareholders of the Fund who share an address, unless such shareholders have given instructions to the contrary. To request a separate copy of the Information Statement, or for instructions as to how to request a single copy if multiple copies of the Information Statement are received, shareholders should contact the Fund at the address or phone number listed below for the Fund. The Fund will pay the expenses of preparing this Information Statement. Certain information on the share ownership of the Fund is set forth in Appendix A.

The principal executive office of the Fund is located at 1290 Broadway, Suite 1000, Denver, CO 80203. Copies of the Fund’s most recent Annual Report and Semi-Annual Report are available upon request, without charge, by writing the Fund at Highland Resolute Fund, P.O. Box 1436, Denver, CO 80201, contacting the Transfer Agent at (855) 268-2242, or by calling your financial consultant.

WE ARE NOT ASKING YOU FOR A PROXY.

PLEASE DO NOT SEND US A PROXY.

INVESTMENT ADVISER

Highland, an independent, privately-owned investment adviser, subject to the authority of the Board, is responsible for the overall management and administration of the Fund’s business affairs. Highland commenced business operations in 1987 and is registered with the SEC as an investment adviser. Its principal address is 2545 Highland Avenue South, Suite 200, Birmingham, AL 35205.

Highland was founded specifically to help develop, implement and maintain investment management programs for not-for profit institutions. As of March 31, 2021, Highland provided investment advice with respect to approximately $32 billion for not-for-profit health care organizations, foundations and endowments across the country.

Highland serves as the investment adviser to the Fund pursuant to the Investment Advisory Agreement, as amended, between the Trust and Highland (the “Advisory Agreement”). Highland oversees the Fund’s investments in accordance with its investment objective, policies and limitations pursuant to the Advisory Agreement, dated September 16, 2019, as approved by the Board, including a majority of the Independent Trustees (defined below) and by the Fund’s shareholders on September 16, 2019. The Board may extend the Advisory Agreement for additional one-year terms, and the Board most recently renewed the Advisory Agreement on March 9, 2021.

Pursuant to the Advisory Agreement, the Fund pays Highland an annual management fee of 1.50% based on the Fund’s average daily net assets. The management fee is paid on a monthly basis. The initial term of the Advisory Agreement was two years. The Board, the shareholders of the Fund by the vote of a majority of the voting securities of the Fund, or Highland may terminate the Advisory Agreement with respect to a Fund upon sixty (60) calendar days’ notice. A discussion regarding the basis for the Board’s renewal of the Advisory Agreement will be available in the Fund’s annual report for the period ended April 30, 2021.

The Advisory Agreement requires that Highland provide general management services to the Fund and assume overall supervisory responsibility for the general management and investment of the Fund’s assets, subject to the review and approval of the Board. Highland is responsible for setting the Fund’s investment program and strategies, revising the programs, as necessary, and monitoring and reporting periodically to the Board concerning the implementation of the programs.

The Advisory Agreement for the Fund provides for Highland, subject to the supervision and direction of the Board, to appoint one or more sub-advisers to have full discretion and to make all determinations with respect to the investment and reinvestment of the portion of the Fund’s assets assigned to that sub-adviser.

With respect to the Fund, Highland has agreed contractually, with respect to the Fund’s Class I shares, to waive the portion of its 1.50% management fee in excess of any sub-advisory fees paid by Highland to sub-advisers less third-party administrative costs charged to the Highland in connection with the non-recurring addition of a new investment sub-adviser for the Fund or removal of an existing investment sub-adviser to the Fund.

For the Fiscal Year Ended April 30, 2020, with respect to the Fund, Highland was owed gross advisory fees of $4,366,551, waived $3,523,592 of its advisory fees owed, and received from the Fund net advisory fees of $842,959.

The approval of the new sub-advisory agreement with Parametric will not cause any material change to the aggregate percentage of sub-advisory fees paid to the sub-advisers of the Fund, which shall not exceed the Fund-specific maximum total sub-advisory fee rate that has been approved by shareholders.

The following table lists the directors and principal executive officers of Highland. The business address of each individual listed below is c/o 2545 Highland Avenue South, Suite 200, Birmingham, Alabama 35205.

Name	Principal Occupation
Jack W. Echols, III	President and Chief Executive Officer
Paige B. Daniel	Managing Director
Hunter W. Craig	Managing Director

Approval of New Sub-Advisory Agreement with Parametric Portfolio Associates LLC as Sub-Adviser to Highland Resolute Fund

On October 8, 2020, Parametric announced that its parent, Eaton Vance Corp. (“Eaton Vance”), had entered into a definitive agreement to be acquired by Morgan Stanley (the “Acquisition”), and therefore, the Acquisition constituted a change in control and an assignment and termination of the investment sub-advisory agreement among the Trust, the Adviser and Parametric under Section 15(a)(4) of the Investment Company Act of 1940, as amended (the “1940 Act”). Accordingly, the Board considered and approved a new sub-advisory agreement with Parametric (the “New Agreement”), which was substantially similar to the previous sub-advisory agreement between the Trust, on behalf of the Fund, Highland, and Parametric with respect to the Highland’s overlay and completion portfolio programs. The New Agreement was effective upon the close of the Acquisition on March 1, 2021. Consequently, upon close of the Acquisition, the current sub-advisory agreement among the Trust, Highland, and Parametric terminated.

On February 24, 2021, the Board, including the Trustees of the Trust who are not “interested persons” of the Trust (the “Independent Trustees”), as defined under 2(a)(19) of the 1940 Act, unanimously approved the Adviser’s proposal to approve the New Agreement between the Trust, on behalf of the Fund, Highland, and Parametric.

The Adviser’s recommendation to approve the New Agreement was based on its consideration that there would not be any change to the nature, extent or quality of the investment sub-advisory services that Parametric provides or any change to the fee schedules assessed by Parametric for investment sub-advisory services to Highland. The Fund pursues its objective primarily by allocating its assets among (i) investment sub-advisers (the “Sub-Advisers”) who manage alternative or hedging investment strategies, (ii) other open-end funds, closed-end funds, or exchange-traded funds that use alternative or hedging strategies (collectively “underlying funds”), and (iii) derivatives, principally (though not limited to) total return swaps on reference pools of securities which may be managed by unaffiliated parties (“Underlying Pools”), for the purposes of seeking economic exposure to alternative or hedging strategies. By allocating its assets among a number of investment options, the Fund seeks to achieve diversification, less risk and lower volatility than if the Fund utilized a single Sub-Adviser or a single strategy approach. The Fund is not required to invest with any minimum number of Sub-Advisers or underlying funds, and does not have minimum or maximum limitations with respect to allocations of assets to any Sub-Adviser, investment strategy or market sector. Highland may change the allocation of a Fund’s assets among the available investment options, and may add or remove sub-advisers, at any time. For a variety of reasons, including capacity and regulatory limitations, not all the sub-advisers may be available to the Fund if it chooses to use them in the future. Highland determines the allocation of the Fund’s assets among the various Sub-Advisers and underlying funds. As was previously communicated to shareholders in a supplement to the Fund’s prospectus dated June 28, 2019, Parametric was approved as a sub-adviser of the Fund effective June 30, 2019.

No Trustees or officers of the Trust are officers, employees, directors, managers or members of Parametric. In addition, since the beginning of the Trust’s last fiscal year, no Trustee has had, directly or indirectly, a material interest in Parametric, any of Parametric’s parents or subsidiaries, or any subsidiaries of a parent of any such entities, and no Trustee has been a party to a material transaction or material proposed transaction to which Parametric, any of its parents or subsidiaries, or any subsidiaries of a parent of any such entities, was or is to be a party.

Consideration of the Board of Trustees Regarding Parametric

At its February 24, 2021 meeting, in voting to approve the New Agreement, the Board did not identify any single factor as all-important or controlling. The following summary does not identify all the matters considered by the Board, but provides a summary of the principal matters the Board considered.

Nature, Extent, and Quality of the Services: The Trustees reviewed and considered Parametric’s personnel, its history as an asset manager and its performance. The Trustees discussed the research and decision-making processes utilized by Parametric, including the methods adopted to seek to achieve compliance with the investment objectives, policies, and restrictions of the Fund.

The Trustees reviewed the background and experience of Parametric’s management relating to the Fund, including the qualifications, backgrounds and responsibilities of the management team primarily responsible for the day-to-day portfolio management of the Fund, and noted that the Transaction would not result in a change in portfolio managers and that there is not expected to be any diminution in the nature, quality, and extent of services provided to the Fund as a result of the Transaction. They also discussed the resources of Parametric devoted to research and analysis of actual and potential investments. The Trustees also reviewed, among other things, Parametric’s Code of Ethics.

Performance: The Trustees reviewed performance information with respect to Parametric’s defensive equity strategy. The Trustees also considered Parametric’s reputation generally and its investment techniques, risk management controls, and decision-making processes.

Sub-Advisory Fee Rate: The Trustees reviewed and considered the proposed annual sub-advisory fee to be paid by Highland to Parametric of 0.30% of the Fund’s daily average net assets, in light of the extent and quality of the advisory services to be provided by Parametric to the Fund, noting that the fees would not change as a result of the Transaction.

Comparable Accounts: The Trustees noted certain information provided by Parametric regarding fees charged to its other clients utilizing a strategy similar to the one it employs for the Fund.

Profitability: The Trustees received and considered an estimated profitability analysis provided by Parametric. The Trustees considered the profits, if any, anticipated to be realized by Parametric relating to the operation of the Fund. The Trustees then considered the financial condition of Parametric. They concluded that any profits were projected to remain reasonable in the short term after the Transaction.

Economies of Scale: The Trustees considered whether economies of scale in the provision of services to the Fund would be passed along to the shareholders under the New Agreement.

Other Benefits to the Sub-Adviser: The Trustees reviewed and considered any other incidental benefits to be derived by Parametric from its relationship with the Fund, including whether soft dollar arrangements were used.

Additional Information about Parametric

Parametric, Minneapolis Office, 3600 Minnesota Drive, Suite 325, Minneapolis, Minnesota 55435. Parametric offers systematic alpha strategies that seek to outperform designated benchmarks on a risk-adjusted basis by applying systematic, rules-based asset class exposure. The firm’s customized exposure management solutions use individual securities, exchange-traded funds, futures, options and other derivative instruments to construct and manage portfolios to assist clients in meeting their market exposure, risk management, tax management and return objectives.

The following table lists the directors and principal executive officers of Parametric. Headquartered in Seattle, Parametric has offices in Minneapolis, New York City, Boston and Westport, Connecticut. The business address of each individual listed below is 3600 Minnesota Drive, Suite 325, Minneapolis, Minnesota 55435.

Name	Principal Occupation
Brian Langstraat	Chief Executive Officer
Tom Lee	Chief Investment Officer, Equities and Derivatives
Paul Bouchey	Global Head of Research and Development

Terms of Sub-Advisory Agreement

The Sub-Advisory Agreement will remain in effect for an initial two-year period. After the initial two-year period, the sub-advisory agreement will continue in effect from year to year only as long as such continuance is specifically approved at least annually by (i) the Board or by the vote of a majority of the outstanding voting shares of the Fund, and (ii) by the vote of a majority of the Independent Trustees of the Trust who are not parties to the Sub-Advisory Agreement or “interested persons” of Highland, Parametric or the Trust.

The Sub-Advisory Agreement may be terminated at any time without the payment of any penalty by the Board or by the vote of a majority of the outstanding voting shares of the Fund, or by Parametric or Highland, upon 60 days’ written notice to the other party. Additionally, the Sub-Advisory Agreement automatically terminates in the event of its assignment (as defined in the 1940 Act) or the termination of the Advisory Agreement between the Trust and Highland with respect to the Fund.

The Sub-Advisory Agreement provides that Parametric shall not be liable for any loss incurred by the Fund provided Parametric has acted in good faith and with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent investor acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims. All sub-advisory fees are paid by Highland and not the Fund. Because Highland pays Parametric out of the fees received by Highland from the Fund, there is no “duplication” of advisory fees paid.

Payments to Affiliated Brokers

For the fiscal year ended April 30, 2020, the Fund did not pay any commissions to affiliated brokers.

General Information

The principal executive offices of the Trust are located at 1290 Broadway, Suite 1000, Denver, Colorado 80203. The Trust’s administrator is ALPS Fund Services, Inc. (“ALPS”). ALPS also serves as the Trust’s transfer agent. The Fund’s distributor is

ALPS Distributors, Inc. (“ADI”). ALPS and ADI are located at 1290 Broadway, Suite 1000, Denver, Colorado 80203. The Fund’s custodian is MUFG Union Bank, N.A., which is located at 350 California Street, 6th Floor, San Francisco, California 94104. Counsel to the Trust and the Independent Trustees is Davis Graham & Stubbs LLP, which is located at 1550 17th Street, Suite 500, Denver, Colorado 80202.

Copies of the Fund’s most recent Annual Report and Semi-Annual Report are available upon request, without charge, by writing the Fund at Highland Resolute Fund, P.O. Box 1436, Denver, CO 80201, contacting the Transfer Agent at (855) 268-2242 or by calling your financial consultant.

APPENDIX A

Shareholders Owning Beneficially or of Record More than 5% of the Fund

As of the Record Date, there were 13,752,790.5470 shares outstanding of the Fund.

As of the Record Date, to the best of the Trust’s knowledge, the Board and officers of the Trust as a group owned less than 1% of the outstanding shares of beneficial interest of the Fund. The following tables set forth, to the best of the Trust’s knowledge, the name, number and percentage of shares of persons that owned beneficially, or of record, more than 5% of the outstanding shares of the Fund as of the Record Date.

Shareholder	Percentage of Total Outstanding Shares of Class as of April 9, 2021
Wells Fargo Bank NA Minneapolis, MN	53.91%
Charles Schwab San Francisco, CA	19.01%
Baptist Health System Inc. Retirement Plan Birmingham, AL 35205-2867	9.52%
Northern Trust as Custodian FBO Baptist Health Care Chicago, IL	9.49%

A-1

(This page has been left blank intentionally.)

(This page has been left blank intentionally.)